Exhibit 97
Zurn Elkay Water Solutions Corporation
Executive Compensation Clawback Policy
(as amended and restated effective as of October 2, 2023)

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Zurn Elkay Water Solutions Corporation (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. This Policy is designed to comply with Section 303A.14 of the Listed Company Manual of the NYSE that was adopted to implement Rule 10D-1 under the Securities Exchange Act of 1934 and to ensure that compensation is paid to executive officers based on accurate financial statements and ethical and legal conduct. The Committee has therefore adopted this amended and restated executive compensation clawback policy (as the same may be amended and/or restated from time to time, the “Policy”), effective as of October 2, 2023 (the “Effective Date”). This Policy supersedes any and all prior clawback or compensation recoupment policies of the Company.

1.Mandatory Clawback of Erroneously Awarded Compensation.

(a.)In the event of an Accounting Restatement, the Company must recover reasonably promptly the amount of any Erroneously Awarded Compensation, determined in accordance with this Policy and applicable laws and regulations.

(b.)The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. Such means and methods of recovery may include, without limitation, (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting against any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, (v) entering into a repayment plan and (vi) any other method authorized by applicable law or contract. For the avoidance of doubt, except as set forth in Section 1(c) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder. To the extent that an Executive Officer fails to repay, or does not agree to a repayment plan or other alternative to ensure payment of, all Erroneously Awarded Compensation to the Company Group when due, such Executive Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(c.)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Sections 1(a) and 1(b) if the following conditions are met and the Committee determines that recovery would be impracticable:

(i.)The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to NYSE to the extent required by applicable rules and listing standards;

(ii.)Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has complied with applicable opinion and disclosure requirements under the relevant rules and listing standards; or

(iii.)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the
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Exhibit 97
anti-alienation and other applicable requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder.

2.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(a.)“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b.)“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.

(c.)“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(d.)“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.

(e.)“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE).

(f.)“Executive Officer” shall mean those officers designated as Section 16 officers in accordance with applicable SEC rules. Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified in the Form 10-K pursuant to Item 401(b) of Regulation S-K.

(g.)“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

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Exhibit 97
(h.)“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(i.)“NYSE” shall mean the New York Stock Exchange.

(j.)“Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.

(k.)“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.

(l.)“SEC” shall mean the U.S. Securities and Exchange Commission.

3.Indemnification Prohibited. No member of the Company Group shall be permitted to indemnify any person subject to this Policy against (i) the loss of any compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company Group shall pay for or reimburse premiums for insurance coverage against recovery of any Erroneously Awarded Compensation or enter into any agreement that exempts any Incentive-based Compensation from the application of Section 1 of this Policy or that waives the Company Group’s right to recovery of any compensation (including, but not limited to, Erroneously Awarded Compensation) and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

4.Discretionary Clawback of Incentive Compensation. In addition to the recovery of any Erroneously Awarded Compensation resulting from an Accounting Restatement as provided above, in the event that the Committee determines that a current or former officer or other employee designated from time to time by the Committee in its discretion engaged in illegal or fraudulent conduct or materially breached the Company’s Code of Conduct, the result of which is adverse to the Company, whether financial or reputational harm, the Committee may, as and to the extent it deems appropriate, in its sole discretion, recoup from any such person who engaged in such conduct the incentive compensation that was received by such person at any time after the Effective Date. The period for which the Committee may seek such recoupment shall be up to three years preceding the date on which the Committee determined that the conduct occurred that caused the Company the aforementioned harm.

Further, the Company may take such other disciplinary action, including under other Company policies, against any officer or other employee whose misconduct led to such harm as it deems necessary and appropriate, including termination of employment and/or appropriate legal action.

5.Administration and Interpretation. This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee shall be final and binding on all affected individuals.

6.Amendment; Termination. The Board or Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Board or Committee may terminate this Policy at any time. Notwithstanding anything in this paragraph to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

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7.Other Recoupment Rights; No Additional Payments. This Policy shall apply in addition to any right of recoupment against the Chief Executive Officer and Chief Financial Officer pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 and any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy in any compensation plan or arrangement, employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group; provided that there shall be no duplication of recovery under this Policy or Section 304 of the Sarbanes-Oxley Act of 2002.

8.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.

9.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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